HOUSTON AMERICAN ENERGY ANNOUNCES INITIAL PRODUCTION RATE ON JOHNSON STATE #1H WELL AND PROVIDES UPDATE ON REEVES COUNTY DRILLING OPERATIONS

Houston, Texas – August 1, 2017 – Houston American Energy Corp. (NYSE MKT: HUSA) today announced production information on its Johnson State #1H well and provided an update with respect to the status of its drilling and completion operations in Reeves County, Texas.

The company’s Johnson State #1H well, a 4,510 foot lateral Lower Wolfcamp A shale completion, is the company’s first well in Reeves County. On July 28, 2017, the operator began the process of shutting in the well pending completion of production handling facilities and tying into the gas sales line, which is anticipated within the next two weeks. Prior to shut in, the latest daily flowback report indicated production rates of 351 barrels of oil per day and 4,269 mcf of natural gas per day, or a combined 1,062 barrels of oil equivalent per day.

The company’s second Reeves County well, the O’Brien #3H, reached total depth on July 1, 2017. The well, with a 4,575 foot horizontal leg in the Upper Wolfcamp A shale, is scheduled to commence hydraulic fracturing operations during the second half of August 2017.

John P. Boylan, CEO and President of Houston American stated, “We are very pleased to begin seeing the fruits of our investments in Reeves County. Our Johnson State #1H well is our first Reeves County well and initial results are encouraging and slightly exceed our original expectations. We plan to announce initial production rates from our O’Brien #3H well when they become available. While we remain in the very early stages of our planned operations in Reeves County, initial results appear to support our rationale for entry into the Permian (Delaware) Basin and the prospects of a multi-well drilling program on our initial acreage. The Johnson State #1H well is our first meaningful U.S. well and marks a milestone in the repositioning of our company as a Permian (Delaware) Basin participant. We expect to see meaningful improvements in our production, revenue and profitability by the end of Q3 2017.”

About Houston American Energy Corp

Based in Houston, Texas, Houston American Energy Corp. is a publicly-traded independent energy company with interests in oil and natural gas wells, minerals and prospects. The Company’s business strategy includes a property mix of producing and non-producing assets with a focus on the Permian (Delaware) Basin in Texas, Louisiana and Colombia.

Forward-Looking Statements

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate, including statements regarding ultimate production rates, timing of completion of production handling facilities and tie in to the gas sales line, timing of hydraulic fracturing operations on the O’Brien #3H well, improvements in production, revenues and profitability, the ultimate viability of a multi-well drilling program and results of drilling and completion operations. Those statements, and Houston American Energy Corp., are subject to a number of risks, including the potential inability to secure financing to fund Houston American’s share of well costs, timing of drilling operations, ultimate drilling results, potential changes in production rates, fluctuations in energy prices, fluctuations in drilling and operating costs, changes in market conditions, effects of government regulation and other factors. These and other risks are described in the company’s documents and reports that are available from the company and the United States Securities and Exchange Commission.

For additional information, view the company’s website at www.houstonamerican.com or contact the Houston American Energy Corp. at (713) 222-6966.